EFFECTIVE AUGUST 23, 2004

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported)

September 2, 2004

TRANSAKT CORP.

(Exact name of registrant as specified in its charter)

Alberta Canada

              000-50392________________________________________________________________________

(State or other jurisdiction

(Commission

(IRS Employer

of incorporation)

File Number)

Identification Number No.)

Suite 202, 1212 – 31st Avenue NE, Calgary, Alberta, Canada, T2E 7S8

______________________________________________________________________________________

(Address of principal executive offices)

(Zip Code)

Registrant's telephone number, including area code  (403) 290-1744

(Former name or former address, if changed since last report)

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On July 7, 2004, the Company announced that it had entered into an agreement with IP Mental Inc. (“IP Mental”) a Taiwan based company, for the purchase of substantially all of its assets.

IP Mental is a Global Voice over Internet Protocol (“VoIP”) hardware and network provider for commercial and residential users.  IP Mental’s proprietary U&Me network already handles more than 23,000 calls daily with over 38,000 subscribers and provides users with telecom grade voice quality.

TransAKT has incorporated a Taiwan-based subsidiary called TransAKT Taiwan Co Ltd., which will hold the assets of IP Mental.  Terms of the Agreement are that TransAKT will issue 12,800,000 shares into escrow for all of the assets including the current client base but excluding current product inventory of IP Mental.  Employment agreements will also be entered into with all key management, employees, and contractors.  The shares will be released over 3 years with the first release to be in six months.

It is expected that the purchase will close within 60 days as all the necessary regulatory approvals are being obtained.  In the interim, TransAKT has been granted the world wide marketing rights for all of IP Mental’s products allowing the Company to generate revenue immediately.

The Company has advanced US$500,000 by way of a secured loan, which will be repaid, from sales.

The Company now expects to closed this transaction during the month of September 2004.

Section 3 – Securities and Trading Markets

Item 3.01 – Delisting from Exchange

TransAKT Corp (“TransAKT” or the “Company”) (OTC Bulletin Board: TKTJF; TSX Venture Exchange: TKT)  announces today that it will be filing for the voluntary delisting of its shares for trading on the TSX Venture Exchange.

Upon the advice of various United States institutional investors, the Company believes that the voluntary delisting will make the Company more attractive for investors in the United States. As an additional benefit the voluntary delisting will save the Company time and expense.

The Company’s shares are still quoted and traded on the OTC/BB.

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE:

September 2, 2004

TransAKT CORP.

By:/s/ Daniel Pomerleau

Name:  Daniel Pomerleau

Title:    President